Exhibit 10.1

TRANSITION AND RETIREMENT AGREEMENT

This Transition and Retirement Agreement (the “Agreement”) by and between Robert D. Auerbach M.D. (“Executive”) and The Cooper Companies, Inc., a Delaware corporation (the “Company”), is made effective as of the eighth (8th) day after the date Executive signs this Agreement (the “Effective Date”) with reference to the following facts:

A.    Executive acknowledges that his status as President of CooperSurgical, Inc. (“CooperSurgical”) shall end on July 13, 2020 with his election to retire from, and relinquish, that title and all duties and responsibilities associated with it. Further, from July 14, 2020 through the Retirement Date (as defined below), Executive will remain an employee of the Company in an advisory and transitionary capacity as set forth herein for services as requested by the Chief Executive Officer.

B.    Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, the transition of Executive’s duties and all amounts due and owing to Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.Retirement Date. The Company and Executive acknowledge and agree that Executive’s status as an employee of the Company shall continue until the earliest of (i) February 1, 2021 (the “Planned Retirement Date”), (ii) the date Executive voluntarily terminates his employment with the Company, (iii) the date Executive takes any action that constitutes Cause (as defined below), or (iv) the date of Executive’s death (such earliest date, the “Retirement Date”). For the purposes of this Agreement, “Cause” shall mean (A) Executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any material breach of the Proprietary Information and Invention Assignment Agreement entered into between Executive and the Company (the “Confidentiality Agreement”); (B) Executive’s conviction of, or plea of nolo contendere to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude; or (C) any act of fraud or embezzlement committed by Executive against the Company.
2.Continued Employment.
(a)Transition Period. Executive shall remain employed as the President of CooperSurgical until the earlier of the Retirement Date or July 13, 2020 whereupon Executive’s status as President shall end. In the event the Retirement Date does not occur prior thereto, from July 14, 2020 through the Retirement Date (the “Transition Period”), Executive shall remain employed by the Company as Special Adviser to the Chief Executive Officer of the Company reporting to the Chief Executive Officer, assisting with special projects including potential M&A activities and policy development at the direction of the Chief Executive Officer, and Executive shall provide transition services on an as-needed basis in Executive’s areas of expertise and work experience and responsibility, solely at the request of the Chief Executive Officer. It is expected that the transition services will take substantially all of Executive’s business time prior to and up to the Retirement Date. Executive will make himself available to report to the Company’s offices as needed through October 31, 2020 and thereafter may work remotely until the Retirement Date, subject to any travel requirements associated with Executive’s services.
(b)Base Salary and Executive Benefits Continuation. During the Transition Period, Executive will continue to be paid base salary at the rate in effect on the date of this Agreement and continue to be eligible for the employee benefit plans made available to similarly situated executive employees of the Company on the terms and conditions set forth in such employee benefit plans. In the event that the Transition Period ends prior to the Planned Retirement Date due to Executive’s death, the Company shall continue to pay to Executive’s estate, and his estate shall be entitled to receive, his base salary payments through the Planned Retirement Date. All payments made to Executive during the Transition Period will be subject to any required withholding taxes and authorized deductions.
(c)2020 Performance Bonus. In the event the Transition Period ends on the Planned Retirement Date or ends sooner due to Executive’s death, Executive (or his estate, as applicable) shall be paid a performance bonus for fiscal year 2020, with the amount paid based on actual corporate performance achievement and any discretionary amount subject to the discretion, determination and approval of the Organization and Compensation Committee of the Company’s Board of Directors; provided, however, that the percentage of Executive’s discretionary portion paid to him shall be equal to the highest percentage of the discretionary portion paid to any named executive officer (NEO) of the Company, as identified in the Company’s most recent proxy statement. Any amount earned will be paid, less required withholding taxes, at the same time related bonuses are paid to other executives and, in any event, no later than March 15, 2021. Executive shall not be eligible for any performance bonus relating to the Company’s fiscal year 2021.

(d)Equity Awards and Stock Options. During the Transition Period, each outstanding equity award held by Executive shall remain outstanding and continue to vest in accordance with its terms. Each equity award that is unvested as of the Retirement Date shall thereupon terminate. Each vested stock option held by Executive as of the Retirement Date shall remain exercisable until the earlier of the third anniversary of the Retirement Date or the original expiration date thereof, in each case, in accordance with its terms. In the event that the Transition Period ends prior to the Planned Retirement Date due to Executive’s death, for the portions of any stock awards and stock options that would have vested prior to the Planned Retirement Date but instead were terminated and forfeited due to Executive’s death (“Forfeited Stock” and “Forfeited Options”, respectively) the Company shall pay Executive’s estate an amount equal to: (A) the fair market value of Forfeited Stock at the end of the day that such Forfeited Stock would have vested (prior to the Planned Retirement Date), less required withholding taxes; and (B) the fair market value of shares underlying Forfeited Options at the end of the day that such Forfeited Options would have vested (prior to the Planned Retirement Date), less the aggregate exercise price for such shares pursuant to the applicable stock option award agreement and less required withholding taxes. For the purposes hereof, “fair market value” shall equal the closing trading price of the Company’s common stock as of the applicable date or, if such date is not a trading day, the immediately preceding trading day. Executive acknowledges that to the extent any stock option constitutes an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), such stock option shall automatically convert to a nonqualified stock option and no longer be eligible for the potentially tax advantages associated with incentive stock options on the three month anniversary of the Retirement Date. Executive shall not be eligible for any new equity awards during the Transition Period.
(e)Protection of Information. Executive agrees that, during the Transition Period and thereafter, Executive will not, except for the purposes of performing Executive’s duties to the Company, seek to obtain any confidential or proprietary information or materials of the Company. During the Transition Period, Executive reaffirms his commitment to remain in compliance with the Confidentiality Agreement.
3.Final Paycheck; Payment of Accrued Wages and Expenses.
(a)Final Paycheck. As soon as administratively practicable on or after the Retirement Date, the Company will pay Executive (or his estate, as applicable) all accrued but unpaid base salary and all accrued and unused vacation earned through the Retirement Date, subject to standard payroll deductions and withholdings. Executive is entitled to these payments regardless of whether Executive executes this Agreement.
(b)Business Expenses. The Company shall reimburse Executive (or his estate, as applicable) for all outstanding expenses incurred prior to the Retirement Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses. Executive is entitled to these reimbursements regardless of whether Executive executes this Agreement.
4.COBRA. Provided Executive timely elects to continue Executive’s group health insurance coverage after the Retirement Date pursuant to the federal COBRA law or applicable state insurance laws such as Cal-COBRA (collectively, “COBRA”), and the terms of the governing health insurance policies, the Company will reimburse the monthly COBRA health insurance premiums (the “COBRA Payments”) Executive pays to continue Executive’s health insurance coverage (including dependent coverage) for twenty-four (24) months after the Retirement Date (the “COBRA Payment Period”). Executive must submit to the Company appropriate documentation of the foregoing health insurance payments, within sixty (60) days of making such payments, in order to be reimbursed. Notwithstanding the foregoing, if Executive ceases to be eligible for COBRA coverage prior to expiration of the COBRA Payment Period or the Company determines, in its sole discretion, that it cannot pay the COBRA Payments without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or the terms of the governing health insurance policies, at the end of each then remaining month of the COBRA Payment Period, the Company shall pay Executive directly a taxable monthly amount which, after taxes, equals the COBRA Payment amount the Company would have otherwise paid to Executive (assuming a 35% tax rate). Notwithstanding the foregoing, if Executive breaches his non‑compete obligations under Section 12 of this Agreement, or if Executive directly or indirectly challenges the validity or enforceability of Section 12 and such obligations are determined to be invalid or unenforceable for any reason, the Company’s obligations under this Section 4 shall cease as of the earlier of the date of breach or the date of Executive’s direct or indirect challenge.
5.Severance. Without admission of any liability, fact or claim, the Company hereby agrees, subject to (i) the execution of this Agreement, (ii) other than in the case of Executive’s death, the delivery to the Company of a signed copy of the General Release of Claims attached hereto as Exhibit A (the “Release of Claims”) that becomes effective and irrevocable during the thirty-day period immediately following the Retirement Date, (iii) Executive’s performance of his continuing obligations pursuant to this Agreement and the Confidentiality Agreement and (iv) Executive’s employment hereunder being terminated on the Planned Retirement Date or, if earlier, on the date of Executive’s death, to pay to Executive as severance on the first payroll date following the date the Release of Claims becomes effective and irrevocable or, if earlier, the date of death, an amount equal to $25,000, less required withholding taxes. Executive agrees that the payments and benefits provided by this Section 5 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement. Executive acknowledges and agrees that the payment referenced in this Section 5 constitutes adequate and valuable consideration, in and of itself, for the promises contained in the Release of Claims.
6.Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of Executive’s employment with the Company and the termination thereof. Executive further acknowledges that, other than the Confidentiality Agreement and agreements evidencing Executive’s equity awards, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, the Executive Employment Agreement entered into by and between the Company and Executive, effective as of November 1, 2018 (the “Employment Agreement”), and each such agreement, including but not limited to the Employment Agreement, shall be deemed terminated and of no further effect as of the Effective Date.
7.Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 7, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.
(a)On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment or remuneration by the Releasees, or any of them, Executive’s retirement from the position of President of CooperSurgical and from the Company, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §  2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq.; the Connecticut Family and Medical Leave Act, Conn. Gen. Stat. Ann. §§ 31-51kk et. Seq.; Connecticut’s whistleblower law, Conn. Gen. Stat. Ann. § 31-51m; Connecticut’s free speech law, Conn. Gen. Stat. Ann. § 31-51q; the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. Ann. §§ 46a-58, et. seq.; Connecticut’s minimum wage and wage payment laws, Conn. Gen. Stat. Ann. §§ 31-58 to 31-76m; the anti-retaliation provision of Connecticut’s workers’ compensation statute, Conn. Gen. Stat. Ann. § 31-290a; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); claims for wages under the California Labor Code and any other federal, state or local laws of similar effect; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)Notwithstanding the generality of the foregoing, Executive does not release the Releasees from obligations arising under this Agreement or any of the following claims:
(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(iv)Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(v)Claims for indemnification under any indemnification agreement, the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law; and
(vi)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(c)Acknowledgement. In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:
(i)Executive should consult with an attorney before signing this Agreement;
(ii)Executive has been given at least twenty‑one (21) days to consider this Agreement;
(iii)Executive has seven (7) days after signing this Agreement to revoke it. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the 7th day following Executive’s execution of this Agreement to Glen Sunnergren, Global VP, Human Resources at email: gsunnergren@coopervision.com. Executive and the Company understand and agree that if Executive revokes this Agreement, it will be null and void in its entirety and of no force or effect.
(d)EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
8.Non-Disparagement, Transition, and Transfer of Company Property. Executive further agrees that:
(a)Non-Disparagement. Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. The Company agrees that it shall not, and it shall instruct its officers and directors to not, disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 8(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency, or any statement otherwise required by law.
(b)Transition. Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties, including but not limited to any announcement, internal or external, of Executive’s retirement. The Company shall allow Executive to preview and approve the Company’s internal announcement and the Company’s announcement to market.
(c)Return of Company Property. Executive hereby agrees that Executive shall, prior to the Retirement Date, turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property that are the property of the Company and that Executive has in Executive’s possession, custody or control. Notwithstanding anything to the contrary contained in the prior sentence of this paragraph or in Section 8 of the Confidentiality Agreement, Executive may retain his Company provided mobile phone, his mobile number and his laptop computer following the removal or transfer of Company proprietary information housed on each device, subject to Executive satisfying tax withholding requirements in respect of each device.
9.Executive Representations. Executive warrants and represents that (a) Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed, (b) Executive has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this Agreement, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, and provided that Executive does not revoke this Agreement within the 7‑day revocation period, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

10.No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations under this Agreement may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.
11.Non-Solicitation. Without limiting the Confidentiality Agreement, Executive hereby agrees that Executive shall not, at any time within the twenty-four (24) month period immediately following the Retirement Date, directly or indirectly, either for himself or on behalf of any other person, recruit or otherwise solicit or induce any employee or consultant of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company. Notwithstanding the foregoing, nothing herein shall prevent Executive from directly or indirectly hiring any individual who submits a resume or otherwise applies for a position in response to a publicly posted job announcement or otherwise applies for employment with any person with whom Executive may be associated absent any violation of Executive’s obligations pursuant to the preceding sentence.
12.Non-Compete. For a period of twenty-four (24) months following the Retirement Date, without the prior written consent of the Chief Executive Officer or General Counsel of the Company, Executive shall not, directly or indirectly, own, manage, operate, finance, join, control, participate in the ownership, management, financing, operation, business or control of, consult to, render services for, permit his name to be used or in any other manner, engage in or compete, or otherwise be involved in any way in any business, individual or other enterprise that is in competition, directly or indirectly, with the business of the Company or its subsidiaries or is in competition with the products of the Company or its subsidiaries or any improved version of, replacement for or derivative of such products anywhere in the world (such business and products being hereinafter referred to as the “Restricted Business”); provided, however, that the foregoing shall not be deemed to prohibit Executive’s ownership of not more than two percent (2%) of the equity securities of any publicly held company. For avoidance of doubt, nothing contained in this Section 12 shall preclude or shall be deemed to preclude Executive from (a) serving as a member of the Executive Board for the Yale Center for Biomedical Innovation and Technology and/or advising/mentoring new entrepreneurs in emerging technologies with whom Executive is introduced by virtue of such Board membership or (b) consulting to or rendering services for, any entity whose business or products are not engaged in or in competition with the Restricted Business and, which, to the knowledge of Executive, has no intention of becoming engaged in or in competition with the Restricted Business, at the time Executive commences consulting to or rendering services for such entity, even if such entity’s business or products thereafter become engaged in or in competition with the Restricted Business by reason of an acquisition or other transaction involving the Company or its subsidiaries, provided that Executive had no knowledge that such entity’s business or products would or could reasonably be expected to become engaged in or in competition with the Restricted Business and, provided further, that in no event shall Executive provide consulting or services that assist such entity in preparing to engage in, commencing engagement in or otherwise engaging in or competing with the Restricted Business.
13.Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Connecticut or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than Connecticut.
14.Indemnification. In addition to any rights to indemnification to which Executive may be entitled under the Company’s Charter and By‑Laws, the Company shall indemnify, defend and provide Director and Officer liability insurance coverage to Executive at all times during and after Executive’s employment to the maximum extent permitted by applicable state laws and such insurance policies to cover Executive’s liability and expenses related to Executive’s acts and omissions within the course and scope of employment with the Company, and shall pay Executive’s expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws.
15.Miscellaneous. This Agreement, together with the Confidentiality Agreement and the agreements evidencing Executive’s equity awards, comprises the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof, including but not limited to the Employment Agreement. Executive acknowledges that there are no other agreements, written, oral or implied, and that Executive may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. If any provision of this Agreement is deemed invalid, all other provisions shall remain in full force and effect. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Delivery of any signature page via telecopy or other electronic transmission shall be deemed equivalent to physical delivery of the original signature page.
16.Company Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise); provided that any such assignee assumes all of the Company’s obligations under this Agreement (by operation of law or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.
17.Maintaining Confidential Information. Executive reaffirms Executive’s obligations under the Confidentiality Agreement. Executive acknowledges and agrees that the benefits provided in Section 3 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement. For the avoidance of doubt, nothing in the Confidentiality Agreement or this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in the Confidentiality Agreement or this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
18.Executive’s Cooperation.  After the Retirement Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during Executive’s employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during Executive’s employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment and Executive shall be compensated fairly at prevailing market terms for his cooperation.
19.Section 409A of the Code. This Agreement is intended, to the greatest extent permitted under law, to comply with the short-term deferral exemption and the separation pay exemption provided in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretative guidance issued thereunder (“Section 409A”) such that no benefits or payments under this Agreement are subject to Section 409A. Notwithstanding anything herein to the contrary, the timing of any payments under this Agreement shall be made consistent with such exemption. Executive’s right to receive a series of installment payments under this Agreement, if any, shall be treated as a right to receive a series of separate payments. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the Retirement Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder may be subject to Section 409A, the Company may, to the extent permitted under Section 409A cooperate in good faith to adopt such amendments to this Agreement or adopt other appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A; provided, however, that this paragraph shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
20.Attorneys’ Fees and Costs. In any action or proceeding brought by a party to enforce the provisions of this Agreement, the substantially prevailing party shall be entitled to reasonable attorneys’ fees and costs incurred in connection therewith, in addition to any other relief to which such party may be entitled.

IN WITNESS WHEREOF, the undersigned have caused this Transition and Retirement Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

Date: July 1, 2020
/s/ Robert D. Auerbach M.D.
Robert D. Auerbach M.D.

Date: July 1, 2020	/s/ Albert G. White III
Albert G. White III
President and Chief Executive Officer

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of July 1, 2020, between Robert D. Auerbach M.D. (“Executive”) and The Cooper Companies, Inc., a Delaware corporation (the “Company” and, together with Executive, the “Parties”), effective eight days after Executive’s signature hereto, unless Executive revokes Executive’s acceptance of this Release as provided in Paragraph 1(c), below.

1.Executive’s Release of the Company. Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its directors, officers, employees, investors or other agents for any reason whatsoever based on anything that has occurred in connection with his employment or other relationship with the Company and the conclusion of that employment or other relationship that the Company as of the date Executive signs this Release.
(a)On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment or remuneration by the Releasees, or any of them, Executive’s retirement from the position of President of CooperSurgical and from the Company, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §  2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq.; the Connecticut Family and Medical Leave Act, Conn. Gen. Stat. Ann. §§ 31-51kk et. Seq.; Connecticut’s whistleblower law, Conn. Gen. Stat. Ann. § 31-51m; Connecticut’s free speech law, Conn. Gen. Stat. Ann. § 31-51q; the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. Ann. §§ 46a-58, et. seq.; Connecticut’s minimum wage and wage payment laws, Conn. Gen. Stat. Ann. §§ 31-58 to 31-76m; the anti-retaliation provision of Connecticut’s workers’ compensation statute, Conn. Gen. Stat. Ann. § 31-290a; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); claims for wages under the California Labor Code and any other federal, state or local laws of similar effect; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)Notwithstanding the generality of the foregoing, Executive does not release the Releasees from obligations arising under Sections 2(c), 4 and/or 5 of the Transition and Retirement Agreement by and between Executive and the Company (the “Transition and Retirement Agreement”) or any of the following claims:
(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv)Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;
(v)Claims for indemnification under any indemnification agreement, the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law; and
(vi)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(c)Acknowledgement. In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:
(i)Executive should consult with an attorney before signing this Release;
(ii)Executive has been given at least twenty‑one (21) days to consider this Release;
(iii)Executive has seven (7) days after signing this Release to revoke it. If Executive wishes to revoke this Release, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the 7th day following Executive’s execution of this Release to Glen Sunnergren, Global VP, Human Resources at email: gsunnergren@coopervision.com. Executive and the Company understand and agree that if Executive revokes this Release, it will be null and void in its entirety and of no force or effect, and Executive will not be entitled to the payments set forth in Section 5 of the Transition and Retirement Agreement.
(d)EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
2.Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any of its affiliates with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Release and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in Sections 2(c), 4 and 5 of the Transition and Retirement Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Release by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Release by the Company and Executive, this Release will be a valid and binding obligation of Executive, enforceable in accordance with its terms.
3.Maintaining Confidential Information. Executive reaffirms his obligations under the Confidentiality Agreement (within the meaning of the Transition and Retirement Agreement). Executive acknowledges and agrees that the payments and benefits provided in Sections 4 and 5 of the Transition and Retirement Agreement shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.
4.Cooperation With the Company. Executive reaffirms Executive’s obligations to cooperate with the Company pursuant to Section 18 of the Transition and Retirement Agreement.
5.Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
6.Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of Connecticut, including all matters of construction, validity and performance, without regard to conflicts of law principles.
7.Integration Clause. This Release and the Transition and Retirement Agreement contain the Parties’ entire agreement with regard to the transition and separation of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and the Chief Executive Officer of the Company.

8.Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.
9.Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, the undersigned have caused this Release to be duly executed and delivered as of the date indicated next to their respective signatures below.

Date: July 1, 2020
/s/ Robert D. Auerbach M.D.
Robert D. Auerbach M.D.

Date: July 1, 2020	/s/ Albert G. White III
Albert G. White III
President and Chief Executive Officer